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                                                                  EXHIBIT I


                               ARTHUR M. GOLDBERG
                              380 MIDDLESEX AVENUE
                           CARTERET, NEW JERSEY  07008
                              TEL:  (908) 541-3666
                              FAX:  (908) 541-3710



                                        September 15, 1995



     To:  BOARD OF DIRECTORS
          TELEMUNDO GROUP, INC.

               In light of the attractive premiums paid in connection with the recent television station acquisitions in New York by ITT/Dow Jones and Houston by Tribune Company, I urge the Board of Directors to retain a media consultant to ascertain the values achievable in connection with a possible sale of our stations. I suspect that the Board will learn through this process that our sale value substantially exceeds our current market or likely immediate future market price.

               I trust that the Board is reviewing ways to maximize shareholder value given the current media buying frenzy. As I have previously stated, I strongly believe that Telemundo should seek a sale in order to maximize shareholder value.


                                        /s/ Arthur M. Goldberg
                                        --------------------------
                                            Arthur M. Goldberg































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